Exhibit 99.2

KINDRED HEALTHCARE, INC.

February 21, 2018

Dear Stockholder:

Kindred recently announced a value maximizing merger transaction, and we are asking for your support in advance of the upcoming Special Meeting of Stockholders that has been scheduled for March 29, 2018. The Kindred Board of Directors is confident that the transaction, which follows a robust 18-month process, is in the best interest of all Kindred stockholders. Your vote is extremely important, regardless of the number of shares you own. Please vote the WHITE proxy card today “FOR” the merger proposal as well as all other proposals included in the enclosed definitive proxy statement.

About the Merger Transaction

On December 19, 2017, we announced that Kindred had entered into a definitive agreement under which it will be acquired by a consortium affiliated with three companies: TPG Capital (“TPG”), Welsh, Carson, Anderson & Stowe (“WCAS”) and Humana Inc. (“Humana”) (NYSE: HUM) (together, the “consortium”) for approximately $4.1 billion in cash including the assumption or repayment of net debt. Upon closing, Kindred will become two separate, privately-held companies, a home care company and a specialty hospital company.

A Compelling Opportunity

Under the terms of the agreement, you will receive $9.00 in cash for each share of Kindred common stock you hold, representing a premium of approximately 27 percent to Kindred’s 90-day volume weighted average price for the period ending December 15, 2017, the last trading day prior to media reports regarding the potential transaction.

The transaction has been approved by the Kindred Board of Directors. Your Board of Directors is confident that the transaction maximizes value for, and is in the best interest of, all Kindred stockholders. Accordingly, we recommend that all stockholders vote “FOR” the merger proposal as well as all other proposals included in the definitive proxy statement.

Now is the Right Time for this Transaction

In light of the challenging operating, reimbursement and regulatory environment and the unique dynamics for each of Kindred’s businesses, the Kindred Board strongly believes that now is the right time to consummate a transaction that provides certain cash value in the face of significant downside risks in continuing as a standalone public company, especially considering Kindred’s high leverage and pending debt maturities.

Kindred recently completed restructuring initiatives and transactions aimed at increasing stockholder value, including reducing costs, divesting our skilled nursing facilities and undergoing lease and insurance restructurings. Despite these actions, Kindred’s stock price remained depressed and volatile prior to announcing the transaction with the consortium.

Looking ahead, Kindred continues to face significant pressures from a number of factors, including:

•	The reimbursement changes signaled by the President’s budget proposal and federal budget deficits that have increased as a result of tax reform, which represent significant downside risks for Kindred;

•	Kindred’s significant near- to intermediate-term debt maturities that will require refinancing, potentially in a rising interest rate environment; and

•	High labor costs, especially in a full-employment environment.

Kindred’s high leverage amplifies the impact of reimbursement changes and ongoing operational headwinds, negates the near-term benefits from federal tax reform and constrains Kindred’s ability to pursue other value-creating opportunities. For these reasons, and in light of the attractive premium being provided by the consortium, your Board concluded that now is the right time to consummate a transaction.

Kindred Conducted a Robust Process to Maximize Value

Your Board of Directors takes its fiduciary duties to stockholders seriously. The transaction is the culmination of a robust, 18-month strategic review process during which your Board considered a broad range of strategic options, including a sale, merger or other transaction involving the entire company, a sale or separation of one or more of our business lines, deleveraging alternatives and continuing, either in whole or in part, as a standalone public company.

During the process, your Board and its transaction committee met more than 20 times, and retained legal and financial advisors to assist in our evaluation of strategic alternatives. Kindred’s outside financial advisors contacted 18 potentially interested strategic and financial parties, 16 of which signed confidentiality agreements. Ultimately, however, only the proposal from the consortium materialized into a credible alternative.

As outlined in the proxy statement, your Board determined that the $9.00 per share all-cash transaction maximizes value for stockholders by providing superior risk-adjusted value and certainty to all other evaluated opportunities. The compelling transaction will deliver certain cash value to Kindred stockholders at a substantial premium in the face of significant operational, regulatory and capital structure risks associated with continuing to operate as a standalone public company or pursuing other strategic alternatives.

Vote “FOR” the Merger Proposal TODAY

Your Board of Directors is confident that we have reached the best outcome for Kindred stockholders, and we recommend that stockholders vote today “FOR” the proposals set forth in this proxy statement, including “FOR” the merger proposal.

Your vote is extremely important, no matter how many shares you own. Please take a moment to vote “FOR” the proposals set forth on the WHITE proxy card today – by internet, telephone toll-free or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

On behalf of your Board of Directors, thank you for your continued support of Kindred.

Sincerely,

Phyllis R. Yale

Chair of the Board of Directors

Kindred Healthcare, Inc.